                                                                    EXHIBIT 23.4


                 [Letterhead of Mercer Capital Management, Inc.]


The Board of Directors
First Land and Investment Co.

We hereby consent to the use of our name and to the description of our opinion letter dated December 26, 2001 under the captions "Background of the Transaction," "Actions of the Special Committee and Board of Directors of First Land," "First Land's Reasons for the Transaction; Submission by the Board of Directors" and "Analysis of First Land's Financial Advisor" in, and to the inclusion of an update of such opinion letter as Annex F to the Prospectus Supplement/Proxy Statement, which Prospectus Supplement/Proxy Statement is part of the Post-effective Amendment No. 7 to Form S-4 Registration Statement of BancorpSouth, Inc. dated on or about March 27, 2002. By giving such consent we do not thereby admit that we are experts with respect to any part of such Post-Effective Amendment No. 7 to Form S-4 Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Dated: March 25, 2002

                                           MERCER CAPITAL MANAGEMENT, INC.


                                           By: /s/ Brent McDade
                                               ---------------------------